Exhibit 10.02

PFF BANK & TRUST
EMPLOYMENT AGREEMENT

        This AGREEMENT is made effective as of May 25, 2005 by and among PFF Bank & Trust (the “Bank”), a federally-chartered stock savings institution, with its principal administrative office at 350South Garey Avenue, Pomona, California, PFF Bancorp, Inc., a corporation organized under the laws of the State of Delaware, the holding company for the Bank (the “Holding Company”), and [                ] (“Executive”).

        WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

        WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    POSITION AND RESPONSIBILITIES.

        During the period of his employment hereunder, Executive agrees to serve as [                   ] of the Bank. Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of the Holding Company or any subsidiary of the Bank.

2.    TERMS AND DUTIES.

        a)    The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Bank (“Board”) may extend the Agreement an additional year such that the remaining term of the Agreement shall be three (3) years unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement, and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

        b)    During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.

        c)    Notwithstanding anything herein to the contrary, Executive’s employment with the Bank may be terminated by the Bank or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.    COMPENSATION AND REIMBURSEMENT.

        a)    The Bank shall pay Executive as compensation a salary of [                     ] per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Bank. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board (the “Committee”), delegated such responsibility by the Board. The Committee or the Board may increase Executive’s Base Salary. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive, at no premium cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

        b)    The Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder; except to the extent such changes are made applicable to all Bank employees on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

        c)    In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.    PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

        a)    Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Holding Company of Executive’s full-time employment hereunder for any reason other than a termination governed by Section 5(a) hereof, death, retirement (as defined in the Bank’s employee handbook) or Termination for Cause, as defined in Section 7 hereof; (ii) Executive’s resignation from the Bank’s employ upon any (A) failure to elect or reelect or to appoint or reappoint Executive as [                         ], unless consented to by the Executive, (B) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, unless consented to by Executive, (C) a relocation of Executive’s principal place of employment by more than 25 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, or (E) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), (D), or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full months after the event giving rise to said right to elect; provided, however, an Event of Termination shall not be deemed to have occurred if, during such sixty (60) day notice period, the circumstances giving grounds to the Event of Termination are cured in a manner determined by the Executive, in his discretion, to be satisfactory.

        b)    Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) the amount of the remaining payments that the Executive would have earned if he had continued working for the Institution during the remaining unexpired term of this Agreement at the Executive’s Base Salary at the Date of Termination; (ii) the amount equal to the annual value of the additional employer-derived contributions that would have been credited directly to the Executive’s accounts under the tax-qualified 401(k) plan, employee stock ownership plan and all nonqualified benefit plans that Executive would have earned if he had continued working for the Institution during the remaining unexpired term of this Agreement, where such amounts are calculated by multiplying the last annual amount credited to the Executive’s account under each of these plans by the remaining unexpired term of this Agreement; (iii) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Institution which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment; and (iv) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Institution for their officers and employees; provided, however, that any payments pursuant to this subsection and subsection 4(c) below shall not, in the aggregate, exceed three times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years.  In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection (b) would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.  At the election of the Executive, which election is to be made prior to an Event of Termination, such payments shall be made in a lump sum within thirty (30) days following the Date of Termination. In the event that no election is made, payment to the Executive will be made on a monthly basis in approximately equal installments during the remaining term of the Agreement with no present value applied. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

        c)    Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank or the Holding Company for Executive prior to his termination at no premium cost to the Executive, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

        The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by Sections 4(b) and (c) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages.  The Bank and Executive further agree that the Bank may condition the payments and benefits (if any) due under Sections 4(b)(i), 4(b)(ii), and 4(c) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Holding Company, the Bank or any subsidiary or affiliate of either of them and the execution of an effective release of claims against the Holding Company, the Bank and their affiliates in a form to be prescribed by the Bank.

5.    CHANGE IN CONTROL.

        a)    For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean any of the following events:

                (i)    the occurrence of any event (other than an event described in Section 5(a)(iii)(A)) upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Holding Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (C) any group constituting a person in which employees of the Holding Company are substantial members, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Holding Company representing 20% or more of the combined voting power of all of the Holding Company’s then outstanding securities, excluding any securities purchased by the Holding Company’s employee stock ownership plan and trust;

                (ii)    the occurrence of any event upon which the individuals who on the date this Agreement is executed are members of the Board, together with individuals whose election by the Board or nomination for election by the Holding Company’s shareholders was approved by the affirmative vote of at least three-quarters of the members of the Board then in office who were either members of the Board on the date this Agreement is executed or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Holding Company;

                (iii)    the consummation of either:

                    (A)    a merger or consolidation of the Holding Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

                            (I)    either (1) the members of the Board of the Holding Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (2) the shareholders of the Holding Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Holding Company immediately before such merger or consolidation; and

                            (II)    the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Holding Company’s obligations under this Agreement; or

                    (B)    a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of its assets;

                (iv)    the occurrence of an event which would require the Holding Company to report a response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act;

                (v)    the occurrence of an event which would result in a Change in Control of the Bank within the meaning of the Home Owners’ Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

                (vi)    any event that would be described in Section 5(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Holding Company” therein.

        b)    If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment (voluntary or involuntary) at any time within ninety (90) days following the Change in Control, unless such termination is because of his Termination for Cause, as defined in Section 7 hereof.

        c)    Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, an immediate lump sum equal to three (3) times the Executive’s average annual compensation for the three (3) preceding taxable years.  Such annual compensation shall include any Base Salary, commissions, bonuses, the value of employer-derived contributions credited to the accounts of the Executive (vested or unvested) under any pension, 401(k), employee stock ownership and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such years.  If the Executive shall have worked less than three (3) taxable years, then the average shall be computed as an average of the number of years worked by the Executive.  Similarly, if the Executive shall have worked for any portion of a taxable year in the three (3) preceding taxable years, then annual compensation for such year shall be annualized.  The Executive shall also be entitled to (i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Bank which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment and (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Holding Company and the Bank for their officers and employees.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.  In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

        d)    Upon the Executive’s entitlement to benefits pursuant to Section 5(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance at no premium cost to the Executive, except to the extent that such coverage may be changed in its application for all Bank employees on a non-discriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination.

        The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by Sections 5(c) and (d) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages.  The Bank and Executive further agree that the Bank may condition the payments and benefits (if any) due under Sections 5(c) and 5(d) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Holding Company, the Bank or any subsidiary or affiliate of either of them and the execution of an effective release of claims against the Holding Company, the Bank and their affiliates in a form to be prescribed by the Bank.

6.    CHANGE OF CONTROL RELATED PROVISIONS

        Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs by the Bank (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986 or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7.    TERMINATION FOR CAUSE.

        The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.    NOTICE.

        a)    Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

        b)    “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given).

        c)    If, within thirty (30)days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his Base Salary in effect when the notice giving rise to the dispute was given until the earlier of:
1) the resolution of the dispute in accordance with this Agreement, or 2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.    POST-TERMINATION OBLIGATIONS.

        All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.    NON-COMPETITION.

        Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the OTS and the Federal Deposit Insurance Corporation (“FDIC”) pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive. Executive and the Bank specifically agree to be bound to the fullest extent possible under the law as contemplated under the Uniform Trade Secrets Act as adopted by California to the provisions of this paragraph.

11.    SOURCE OF PAYMENTS.

        a)    All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

        b)    Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement dated May 25, 2005, between Executive and the Holding Company (the “Holding Company Agreement”), such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by the Holding Company and the Bank on a quarterly basis.

12.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.    NO ATTACHMENT.

        a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        b)    This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.    MODIFICATION AND WAIVER.

        a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.    REQUIRED PROVISIONS.

        a)    The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

        b)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

        c)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        d)    If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        e)    All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. § 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        f)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 C.F.R. § 545.121 and 12 U.S.C. § 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Pt. 359.

        If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

16.    REINSTATEMENT OF BENEFITS UNDER SECTION 15(b).

        In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 15(b) hereof (the “Notice”) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

17.    SEVERABILITY.

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.    HEADINGS FOR REFERENCE ONLY.

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, reference to the masculine shall apply equally to the feminine.

19.    GOVERNING LAW.

        The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, but only to the extent not superseded by federal law.

20.    ARBITRATION.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

21.    PAYMENT OF COSTS AND LEGAL FEES.

        The Bank shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding.  The determination of whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable.  In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section shall be made only after a determination of the members of the Board (other than the Executive, if the Executive is a member of the Board, and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Bank.

22.    INDEMNIFICATION.

        The Bank shall provide Executive (including his heirs, executors and administrators) with coverage as a named insured under any policy or contract of insurance obtained by the Bank to insure their directors and officers against personal liability for acts or omissions in connection with their service as an officer or director of the Bank or service in other capacities at the Bank’s request, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and personal liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or conducting any service at the Bank’s request (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to judgments, court costs and attorneys’ fees and the cost of reasonable settlements.  The coverage provided to the Executive under this section shall be no less than the coverage provided to the other officers or directors of the Bank.

23.    SUCCESSOR TO THE BANK.

        The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

24.    COUNTERPARTS.

        This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

25.    HOLDING COMPANY AND SUBSIDIARIES.

        The Bank may satisfy its obligations under this Agreement either directly or indirectly through one or more direct or indirect subsidiaries or affiliates.  The Executive agrees that this Agreement requires that the Executive make his services available to the Holding Company, the Bank and their respective direct or indirect subsidiaries or affiliates as determined by the respective Boards of Directors of the Holding Company and the Bank within the terms and conditions set forth in this Agreement.

26.    WAIVER OF ALL EMPLOYMENT CLAIMS UPON RECEIPT OF TERMINATION BENEFITS.

        As a condition precedent to any obligation of the Bank or the Holding Company to provide any benefit under Sections 5(c) and (d) or Sections 4(b)(i), 4(b)(ii) and 4(c) to the Executive:

        Executive hereby waives to the fullest extent possible all local, state or federal law claims against the Bank or the Holding Company arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and at the time the Executive becomes eligible for payment of any benefit under this Agreement, the Executive shall execute a General Release prepared by the Bank and the Holding Company, a copy of which is attached as Exhibit A hereto releasing all possible local, state or federal law claims Executive may have against the Bank or the Holding Company, their directors, officers, employees and agents through the date of payment of any benefit hereunder, for claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and Any waiver given shall include a waiver pursuant to California Civil Code Section 1542 of all unknown claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company.

        This waiver and General Release to be executed at the time Executive becomes eligible for a benefit under this Agreement, explicitly covers claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, any state laws of similar effect or any other law purporting to regulate discrimination as to the terms and conditions of employment, employment contractual rights or common law torts. The Executive will have at least 21 days, and perhaps up to 45 days, to review this Agreement (and attachments) and has had opportunity to consult with counsel prior to agreeing to the terms of the Agreement.  The Executive acknowledges that the consideration for the waiver of rights is the termination benefits set out in Sections 5(c) and (d) or Sections 4(b)(i), 4(b)(ii) and 4(c) herein and that such termination benefits would not otherwise be provided to the Executive.

SIGNATURES

IN WITNESS WHEREOF, PFF Bank & Trust and PFF Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 25th day of May 2005.

ATTEST:                                                                     PFF BANK & TRUST

_________________________________                  By:   ______________________________

Secretary                                                                                  On behalf of the Board of Directors

            [SEAL]

ATTEST:                                                                     PFF BANCORP, INC.

                                                                                    (Guarantor)

_________________________________                  By:   ______________________________

Secretary                                                                                  On behalf of the Board of Directors

            [SEAL]

WITNESS:

_________________________________               _________________________________

                                                                                    Name

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (hereinafter referred to as the "Agreement") dated _____________ is made and entered into by and between _______________________________ and PFF Bancorp, Inc., a corporation organized under the laws of the State of Delaware which is the holding company of _____________________________ (hereinafter collectively referred to as "PFF"), and _________________________ (hereinafter called "Employee").

W I T N E S S E T H:

WHEREAS, PFF and Employee have entered into Employment Agreements or Termination and Change in Control Agreements that provide for a specific benefit if the events set forth therein should occur; and

WHEREAS, Employee represents that Employee has consulted with legal counsel regarding all aspects of this Agreement and any claims Employee may have against PFF, and Employee understands that Employee is waiving significant legal rights by signing this Agreement, is competent to enter into this Agreement, and enters into this Agreement voluntarily, with a full understanding of and agreement with all of its terms; and

            WHEREAS, Employee desires to settle fully and finally all claims against Releasees as defined in Section 9 of this Agreement, Employee hereby waives to the fullest extent possible all local, state or federal law claims against PFF arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.        Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by PFF or other Releasees that they have acted wrongfully with respect to Employee, or any other person or persons, or that Employee has any rights whatsoever against Releasees, and they specifically disclaim any liability to or wrongful acts against Employee, or any other person or persons.

2.         Cessation of Employment; No Reemployment

Employee represents, understands and agrees that Employee's employment with PFF has or will terminated effective _____________________.   (Note – this section may be included at the discretion of PFF.)

3.         Consideration

PFF agrees that upon the execution by Employee of this Agreement and expiration of the revocation period set forth herein, PFF shall cause payment to be issued to Employee in  the amount computed pursuant to the Termination and Change in Control Agreement (or Change in Control Agreement) less required withholdings, made out to Employee, in full and complete settlement of any and all claims Employee has against Releasees arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF. 59:   Payment will be initiated within 30 days after the later of expiration of the revocation period or the date set forth in Section 2.

4.         No Claims on File

Employee represents that Employee does not have on file any complaints, charges or claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF, against PFF, its parent or any of PFF's affiliates or related or subsidiary companies or divisions, directors, officers, employees or agents, in any court or administrative forum, or before any governmental agency or entity.

5.         Covenant Not To File Claims

            Employee represents that Employee will not hereafter file any complaints, charges, or claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF, against PFF, PFF's parent or any of PFF's affiliates or related or subsidiary companies or divisions, directors, officers, employees or agents, with any administrative, state, federal, or governmental entity, agency, board or court based on any act or omission arising or accruing prior to the date of execution of this Agreement, whether known or unknown at the time of execution, including any claim related to, or in any way arising from, Employee's employment with PFF or the cessation thereof.   This express covenant not to file any such complaint, charge or claim is a material, essential and indispensable condition of this Agreement.

6.        No Obligation

PFF agrees that Employee is not required by any of its policies, procedures or contracts to enter into this Agreement or make any of the promises set forth herein.

7.         Severability

The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

8.         Consultation with Counsel

Employee acknowledges and understands that PFF has advised and does advise Employee to consult with legal counsel before signing this Agreement.  Employee represents, acknowledges and agrees that Employee has fully discussed all aspects of this Agreement with Employee's attorneys and consulted with Employee's attorneys to the extent Employee so desired; that Employee has carefully read and fully understands all of the provisions of this Agreement; that Employee has taken as much time as Employee needs for full consideration of this Agreement; that Employee fully understands that this Agreement releases all of Employee's claims, both known and unknown, against each and all of the Releasees; that  Employee  is  voluntarily entering into this Agreement; and  that  Employee  has the  capacity to   enter into this Agreement.

9.         Complete Release

Employee hereby irrevocably and unconditionally releases, acquits and forever discharges PFF and each of PFF's predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent company, affiliates, related or subsidiary companies and divisions (and agents, directors, officers, employees, representatives and attorneys of such parent, affiliates, related or subsidiary companies and divisions), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, acts, omissions, obligations, promises,

 agreements, controversies, damages, actions, causes of action, suits,  rights,  demands, costs,  compensation,   losses, penalties, debts and expenses (including attorneys' fees and costs actually incurred) arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of PFF and accruing prior to the time of execution of this Agreement, whether known or unknown or suspected or unsuspected at the time of execution, including, but in no way limited to, claims for compensation, commissions, or benefits of any nature, or rights arising out of alleged violations of any contracts, express or implied, or any policies, practices or procedures, or any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on PFF's right to involuntarily lay off or terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C.  Section 2000e et seq.   (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. Section 1981 (discrimination); (3) the Age Discrimination in Employment Act, 29 U.S.C. Section 621‑634 (age discrimination); (4) the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.; (5) the federal Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; (6) the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et 117:   seq.; (7) any applicable California Industrial Welfare Commission Order; (8) California Labor Code Section 200 et seq.  (salary, commission, compensation or benefits claims); (9) the California Family Rights Act, California Government Code Section 12945.2; and (10) California Government Code Section 12940 et seq. (race, color, religion, sex, national origin, age, medical condition and disability discrimination), (hereinafter "Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold, against any of the Releasees.

10.       Knowing and Voluntary Waiver

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Employee does not know of or suspect to exist in Employee's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

11.       Indemnification

Employee hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees incurred by the Releasees, or any of them, arising out of any breach of this Agreement by Employee or the fact that any representation made herein by Employee was false when made.

Employee represents that Employee is not aware of any basis for claims, which could be made by third parties against PFF, and any other Releasees.

12.       Company Information and Other Property

Employee during Employee's term of employment had access to and became acquainted with various trade secrets and other confidential information which are owned or were developed by or for PFF, and which are regularly used in the operation of PFF's business, and herein called "Company Information".  Company Information includes, but is not limited to: methods, compilations and sources of information, documents, forms, publications, memoranda, correspondence, customer files, contracts, client lists, policies and procedures, plans, records, computer printouts, manuals, proposals, activity logs, financial information, and all concepts, ideas or other information in or reasonably related to the business of PFF that have not been publicly released by duly authorized representatives of PFF.  Employee agrees that all such Company Information, whether prepared by the Employee or otherwise coming into the Employee's possession, are and shall be the exclusive property of PFF regardless of who actually produced or created such information or items.

Employee has returned or will immediately return to PFF all Company Information and related reports, maps, files, memoranda, and records; credit cards, card‑key passes; door and file keys; computer access codes; software; and other physical or personal property which Employee received or prepared or helped prepare in connection with Employee's employment; and Employee has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.  Employee understands and agrees that such Company Information as defined herein has been disclosed to Employee in confidence and for PFF use only.   Employee understands and agrees that Employee (1) will keep such Company Information confidential at all times during and after Employee's employment with PFF, (2) will not disclose or communicate Company Information to any third party, and (3) will not make use of Company Information on Employee's own behalf, or on behalf of any third party.  In view of the nature of Employee's employment and the nature of Company's Information which Employee has received during the course of Employee's employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to PFF, and that, therefore, PFF shall be entitled to damages as well as an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation.  When Company Information becomes generally available to the public other than by Employee's acts or omissions, it is no longer subject to the restrictions in this Section.  However, Company Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public.  The undertakings set forth in this Section shall survive the termination of this Agreement or other arrangements contained in this Agreement.

13.       No Representations

Employee represents and acknowledges that in executing this Agreement, Employee does not rely on nor has Employee relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

14.       Governing Law; Arbitration

This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California except as superseded by applicable federal laws and regulations.  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in Los Angeles County, California, before an  arbitrator experienced in employment law and licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such Arbitrable Dispute.  Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys' fees incurred as a result of such action.

15.        Tender Back

Prior to filing or pursuing an Arbitration Dispute, Employee understands and agrees that Employee must first tender back to PFF all salary, wages, benefits and other compensation Employee received pursuant to this Agreement.

16.       Careful Consideration

Employee acknowledges that PFF has advised Employee to take this Agreement home and carefully consider all of its provisions before signing it.  Employee further acknowledges that Employee was given not less than __(21 - 45 days as determined by PFF)_________ (___) days to so consider this Agreement before signing it.  However, if this Agreement has not been signed by Employee and returned to PFF within __(21 - 45 days as determined by PFF)________ (___) days following the date appearing on page one of this Agreement, which is the date Employee first received this document, the Agreement shall be deemed withdrawn and void.

17.       Revocation

Employee understands that, within seven (7) days of the date of signing this Agreement, Employee has the right to revoke or cancel this Agreement.  Any such revocation or cancellation must be made in a signed writing delivered to PFF within the seven (7) day revocation period.  Revocation by mail is effective only if the revocation is received by PFF by the date and time specified, and Employee assumes the risk of any delay of the mail.

18.       Confidentiality

Employee represents and agrees that Employee will keep the terms, amount and facts of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone except Employee's immediate family and attorney; provided, they agree to keep said information confidential and not disclose it to others.

19.       Sole and Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

20.       Captions

The captions used in this Agreement are for convenience only and are not intended to limit the scope and effect of any provision herein.

PLEASE READ CAREFULLY.   THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Pomona, California, this _____ day of __________________ 20___.

______________________________

Employee

Executed at Pomona, California, this _____ day of __________________ 20___.

By: ___________________________

(Primary Employer Company Name)

                                                                                                                                                                                                                                                        Title ___________________________

Executed at Pomona, California, this _____ day of __________________ 20___.

By: ___________________________

PFF Bancorp Inc.

                                                                                   Title ___________________________